Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 1, 2020 (the “Amendment Date”) by and among Cubic Corporation, a Delaware corporation (the “Buyer”), Locus Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), Pixia Corp., a Delaware Corporation (the “Company”), and FG Pixia LLC, solely in its capacity as the representative of the Equityholders (the “Equityholder Representative”).  Reference is made to that certain Agreement and Plan of Merger, dated as of December 18, 2019, by and among the Buyer, the Merger Sub, the Company and the Equityholder Representative (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the Buyer, the Merger Sub, the Company and the Equityholder Representative entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 12.4 of the Agreement, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows in accordance with Section 12.4 of the Agreement:

ARTICLE 1

1.1Amendment to Schedule PRP.  Schedule PRP to the Agreement is hereby amended and restated in its entirety as set forth on Annex A hereto.

ARTICLE 2

2.1Choice of Law.  This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

2.2Original Agreement.  For all purposes of the Agreement, each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated.  Except as herein expressly amended, this Amendment shall not alter, modify or amend any of the provisions of the Agreement and the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

2.3Counterparts. This Amendment may be executed in counterparts, and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by the other parties.  The parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be effected by means of an exchange of electronically transmitted signatures (including by electronic mail in .pdf format).

2.4Entire Agreement. The Agreement as amended by this Amendment, the Schedules, the Exhibits and the other documents, instruments and agreements specifically referred to in the Agreement as amended by this Amendment or therein or delivered pursuant to the Agreement as amended by this Amendment or thereto set forth the entire understanding of the parties with respect to the Contemplated Transactions.  All Schedules and Exhibits referred to in the Agreement as amended by this Agreement are intended to be and hereby are specifically made a part of the Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter of the Agreement as amended by this Amendment, whether written or oral, are superseded by the Agreement as amended by this Amendment.

2.5Consent to Jurisdiction; Waiver of Jury Trial.  Each party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the State of Delaware for the purposes of any Claim arising out of the Agreement as amended by this Amendment or the Contemplated Transactions, and agrees to commence any such Claim only in such courts.  Each party further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in this Agreement shall be effective service of process for any such Claim.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Claim arising out of this Agreement or the Contemplated Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT AS AMENDED BY THIS AMENDMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THE AGREEMENT AS AMENDED BY THIS AMENDMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

PIXIA CORP.

By:	/s/ Rudi O. Ernst
Name:	Rudi O. Ernst
Title:	Chief Executive Officer

EQUITYHOLDER REPRESENTATIVE:

FG PIXIA LLC

By:	/s/ Brandon Freeman
Name:	Brandon Freeman
Title:	Manager

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO MERGER AGREEMENT]

BUYER

CUBIC CORPORATION

By:	/s/ Anshooman Aga
Name:	Anshooman Aga
Title:	Executive Vice President Chief Financial Officer

MERGER SUB:

LOCUS MERGER SUB, INC.

By:	/s/ Anshooman Aga
Name:	Anshooman Aga
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO MERGER AGREEMENT]

Annex A

Schedule PRP

Name of Equityholder	Pro Rata Portion
Rudi O. Ernst	10.11%
Patrick F. Ernst	10.11%
Patrick F. Ernst Virginia Trust	0.20%
Susan K. Ernst Virginia Trust	0.10%
Ernst R. Virginia Trust	0.20%
Cox Virginia Trust	0.10%
Michael Morris	0.57%
Christopher Brod and Grace Brod, Trustees Christopher A. Brod Revocable Trust	0.69%
Grayson Winterling	0.17%
Rahul Thakkar	0.62%
Canterwood Ventures I, LLC	0.60%
Anne Wright	0.17%
David Gartrell	0.07%
Wendy W. Marrinan	0.75%
Steven A. Wright	1.36%
Sandra C. Wright	1.46%
Grace Ann Marrinan Trust	0.25%
Luke Wright Marrinan Trust	0.25%
Rowan Stephen Marrinan Trust	0.25%
Steven A Wright Childrens Trust	0.90%
Trust for Dylan W Therriault	0.37%
Trust for Sydney W Therriault	0.37%
Phillip Oakley	0.33%
Chris Brod	0.34%
Francis Arambulo	0.04%
Scott Pakula	0.41%
John Son	0.08%
Ian Heffernan	0.27%
John J. Young, Jr.	0.05%
Mike Maraist	0.31%
FG Pixia LLC	68.53%
Total	100.00%